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                                  Exhibit 4.1
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                           ITLA CAPITAL CORPORATION

                     VOLUNTARY RETAINER STOCK AND DEFERRED
                    COMPENSATION PLAN FOR OUTSIDE DIRECTORS


                                   ARTICLE I
                          PURPOSES AND EFFECTIVE DATE


     1.1 Purposes. The purposes of the Plan (the "Plan") are to encourage and enable Outside Directors to receive some or all of their Fees in shares of Common Stock, and to defer receipt of some or all of their Fees, and thereby improve the Company's ability to attract and retain highly qualified individuals to serve as Outside Directors of the Company; provide competitive remuneration for Board service; enhance the breadth of Outside Director remuneration; and strengthen the commonality of interest between Outside Directors and shareholders.

     1.2 Effective Date. The effective date of the Plan (the "Effective Date") is August 15, 1996, subject to approval of the shareholders of the Company (if and to the extent such shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted) by the affirmative vote of a majority of Shares present, or represented, and entitled to vote on the subject matter, at the 1996 Annual Meeting of Shareholders of the Company at which a quorum is present.


                                   ARTICLE II
                              CERTAIN DEFINITIONS

     The following terms shall be defined as set forth below:

     2.1 "Board" means the Board of Directors of the Company or any successor thereto.

     2.2 "Cash Units" means the credits to a Participant's Cash Account under
Article VII of the Plan, each of which represents the right to receive $1.00 upon settlement of the Cash Accounts.

     2.3 "Cash Unit Account" means the bookkeeping account established pursuant to Section 7.4.

     2.4 "Committee" has the meaning set forth in Section 4.1.

     2.5 "Common Stock" means common stock of the Company, par value $.01 per share, or of any successor corporation or other legal entity assuming or adopting the Plan.

     2.6 "Company" means ITLA Capital Corporation, a Delaware corporation.


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     2.7  "Exchange Act" means the Securities Exchange Act of 1934, as amended.
References to any provision of the Exchange Act include rules thereunder and successor provisions and rules thereto.

     2.8 "Discounted Market Value" means the closing sales price per share for the Common Stock on the relevant date, or, if there were no sales on such date, the closing sales price per share on the nearest day before or the nearest day after the relevant date, as reported in The Wall Street Journal or a similar source selected by the Committee, less 5% of such closing sales price per share.

     2.9 "Fees" means all or part of any retainer and/or fees (including all amounts payable with respect to service on a committee of the Board, or as chairman of the Board or a committee thereof, or for attendance at Board or committee meetings) payable to an Outside Director in his or her capacity as an Outside Director.

     2.10 "Non-Employee Director" means a director who a) is not currently an officer or employee of the Company; b) is not a former employee of the Company who receives compensation for prior services (other than from a tax-qualified retirement plan); c) has not been an officer of the Company; d) does not receive remuneration from the Company in any capacity other than as a director; and e) does not possess an interest in any other transactions or is not engaged in a business relationship for which disclosure would be required under Item 404(a) or (b) of Regulation S-K.

     2.11 "Outside Director" means any member of the Board of Directors of the Company who is not also an employee of the Company.

     2.12 "Participant" means an Outside Director who shall have elected under
Article VI or Article VII to participate in the Plan.

     2.13 "Secretary" means the Corporate Secretary or any Assistant Corporate Secretary of the Company.

     2.14 "Securities Act" means the Securities Act of 1933, as amended. References to any provision of the Securities Act include rules thereunder and successor provisions and rules thereto.

     2.15 "Shares" means shares of the common stock of the Company, par value $.01 per share, or of any successor corporation or other legal entity adopting the Plan.

     2.16 "Stock Units" means the credits to a Participant's Stock Unit Account under Article VII of the Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

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     2.17 "Stock Unit Account" means the bookkeeping account established pursuant to Section 7.6.

     2.18 "Termination of Service" means termination, for any reason, of service as an Outside Director.


                                  ARTICLE III
                        SHARES AVAILABLE UNDER THE PLAN

     Subject to adjustment as provided in Article XI, the maximum number of Shares that may be distributed in lieu of cash compensation and in settlement of Stock Unit Accounts under the Plan shall not exceed 125,000 in the aggregate. Such Shares may include authorized but unissued Shares or treasury Shares.


                                   ARTICLE IV
                                 ADMINISTRATION

     4.1 The Plan shall be administered by the Board's Compensation Committee or such other committee or individual as may be designated by the Board (the "Committee"). The Committee shall consist of two or more members, each of whom shall be a Non-Employee Director. Notwithstanding the foregoing, no Non-Employee Director who is a Participant under the Plan shall participate in any determination in his or her capacity as a member of the Board relating solely or primarily to his or her own Shares, Cash Units, Cash Unit Account, Stock Units or Stock Unit Account.

     4.2 It shall be the duty of the Committee to administer the Plan in accordance with its provisions and to make such recommendations of amendments or otherwise as it deems necessary or appropriate.

     4.3 The Committee shall have the authority to make all determinations it deems necessary or advisable for administering the Plan, subject to the limitations in Section 4.1 and other explicit provisions of the Plan. No member of the Committee shall be liable for any act or omission by such member or by any other member of the Committee in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.



                                   ARTICLE V
                                  ELIGIBILITY

     5.1 Participation in this Plan is limited to Outside Directors.

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     5.2 If such Outside Director subsequently becomes an employee of the
Company or any of its subsidiaries, but does not incur a Termination of Service, such Outside Director shall (a) continue as a Participant with respect to Fees previously deferred and (b) otherwise cease eligibility under the Plan with respect to all future Fees, if any, earned while an employee.

                                  ARTICLE VI
            ELECTION TO RECEIVE STOCK IN LIEU OF CASH COMPENSATION

     6.1 General Rule. Pursuant to the Plan, Outside Director Fees otherwise payable in cash on or after the Effective Date may be received, in increments of 25%, not to exceed an aggregate of 100%, in the form of Common Stock in accordance with this Article VI.

     6.2 Timing of Voluntary Election. Each Outside Director may make a written election to receive Fees, in increments of 25%, not to exceed an aggregate of 100%, otherwise payable in cash on or after the Effective Date, in the form of Common Stock in accordance with this Article VI. The percentage of the Fees elected to be received in the form of Common Stock is not subject to deferral under Article VII. Such election shall be made at least 30 days prior to the start of the calendar year for which the Fees would otherwise be paid in cash; provided, however, that with respect to (a) any elections made before the Effective Date and (b) any elections made by newly-elected or appointed Outside Directors within 30 days of their initial election or appointment, the following special alternative rule as to the permitted time for making the election also shall be available: the election may be made at least 30 days prior to the date the Fees would otherwise have been payable to the Outside Director in cash (the "Payment Date"). An election by a Participant shall be deemed to be continuing, and therefore applicable to Fees to be paid in future years, unless the Participant revokes or changes such election by filing a new election form by the due date for such form specified in this Section 6.2.

     6.3 Form of Voluntary Election. An election under Section 6.2 shall be made in a manner satisfactory to the Committee. Generally, an election shall be made by completing and filing the specified election form with the Secretary by the applicable date described in Section 6.2. At a minimum, the form shall require the Participant to specify a percentage (in increments of 25% up to 100%) of the Fees to be received in Common Stock under the Plan.

In the event Outside Directors' Fees are increased or decreased during any calendar year, a Participant's election in effect for such year will apply to the specified percentage of Fees as increased or decreased.

     6.4 Issuance of Common Stock. The Company shall cause to be issued and delivered to such Participant a stock certificate, registered in the name of such Outside Director, evidencing the number of shares of Common Stock due the Outside Director, calculated pursuant to Section 6.5, as of and when (a) the Company shall determine to issue and deliver such certificate or (b) such Participant shall have requested that such certificate be issued and delivered. Outside Directors shall be deemed to have rights as shareholders of the Company with respect to Shares

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of Common Stock acquired under this Article VI, as of and from the applicable
Payment Date, including, without limitation, the rights to dividends or distributions and to vote.

     6.5 Amount of Stock. The number of Shares to be issued and delivered to a Participant who shall have elected to receive Common Stock in lieu of cash compensation shall be equal to the amount of the Fees otherwise payable in cash divided by the Discounted Market Value of a Share as of the applicable Payment Date, with fractional units calculated to at least three decimal places.

     6.6 Regulatory Compliance and Listing.   The issuance or delivery of any
Shares may be postponed by the Company for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange, or any requirements under any other law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or delivery any such Shares if the issuance of delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.


                                  ARTICLE VII
                        ELECTION TO DEFER COMPENSATION
                       IN THE FORM OF CASH AND/OR STOCK

     7.1 General Rule. Pursuant to the Plan, Outside Director Fees otherwise payable on or after the Effective Date may be deferred, in increments of 25%, not to exceed an aggregate of 100%, in the form of Cash Units and/or Stock Units in accordance with this Article VII.

     7.2 Timing of Voluntary Election. Each Participant may make an irrevocable written election to defer Fees, in increments of 25%, not to exceed an aggregate of 100%, otherwise payable on or after the Effective Date, in the form of Cash Units and/or Stock Units in accordance with this Article VII. Such election shall be made at least 30 days prior to the start of the calendar year for which the Fees would otherwise be paid; provided, however, that with respect to (a) any elections made before the Effective Date and (b) any elections made by newly-elected or appointed Outside Directors within 30 days of their initial election or appointment, the following special alternative rule as to the permitted time for making the election also shall be available: the election may be made at least 30 days prior to the date the deferred Fees would otherwise have been payable to the Outside Director (the "Deferral Date"). An election by a Participant shall be deemed to be continuing, and therefore applicable to Fees to be paid in future years, unless the Participant revokes or changes such election by filing a new election form by the due date for such form specified in this Section 7.2. Notwithstanding the foregoing, the percentage of the Fees elected to be received in the form of Common Stock pursuant to Article VI is not subject to deferral under this Article VII.

     7.3 Form of Voluntary Election. An election under Section 7.2 shall be made in a manner satisfactory to the Committee. Generally, an election shall be made by completing and filing the

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specified election form with the Secretary by the applicable date described in
Section 7.2. At a minimum, the form shall require the Participant to specify the following:

          (a) the percentages (in increments of 25% up to 100% (provided that the percentage of the Fees elected to be received in the form of Common Stock pursuant to Article VI is not subject to deferral)) of the Fees to be deferred under the Plan in the form of Cash Units and/or Stock Units;

          (b) the manner of settlement in accordance with Section 8.2.

In the event Outside Directors' Fees are increased or decreased during any calendar year, a Participant's election in effect for such year will apply to the specified percentage of Fees as increased or decreased.

     7.4 Establishment of Cash Account. The Company will establish a Cash Unit Account for each Participant who elects to defer Fees in the form of Cash Units. All Fees deferred in the form of Cash Units shall be credited to the Participant's Cash Unit Account as of the Deferral Date. The Cash Unit Account shall be for bookkeeping purposes only and no assets shall be required to be segregated by the Company from its general funds by reason of such Account.

     7.5 Credit of Interest Equivalents to Cash Account. Credits of interest equivalents to the Participant's Cash Unit Account shall be made as of the end of each calendar quarter. Such interest equivalents shall be calculated from the applicable Deferral Date, and the rate of such interest equivalents shall be as the Committee shall specify from time to time, but in no event shall the rate of the interest equivalents for any quarter exceed, on a pre-tax basis, the rate payable on the 30-year United States Treasury bond as of the end of such quarter. Nothing contained in this Article VII shall be deemed to confer upon any Participant any rights of a shareholder of the Company unless and until Shares are in fact issued or transferred to such Participant in accordance with
Article VIII.

     7.6 Establishment of Stock Unit Account. The Company will establish a Stock Unit Account for each Participant who elects to defer Fees in the form of Stock Units. All Fees deferred in the form of Stock Units shall be credited to the Participant's Stock Unit Account as of the applicable Deferral Date and converted to Stock Units as follows: the number of Stock Units shall equal the amount of deferred Fees divided by the Discounted Market Value of the applicable Deferral Date, with fractional units calculated to at least three decimal places. The Stock Unit Account shall be for bookkeeping purposes only and no assets shall be required to be segregated by the Company from its general funds by reason of such Account. Nothing contained in this Article VII shall be deemed to confer upon any Participant any rights of a shareholder of the Company unless and until Shares are in fact issued or transferred to such Participant in accordance with Article VIII.

     7.7 Credit of Dividend Equivalents to Stock Unit Account. As of each dividend payment date with respect to Shares, each Participant shall have credited to his or her Stock Unit Account

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an additional number of Stock Units equal to: the per-share cash dividend payable with respect to a Share on such dividend payment date multiplied by the number of Stock Units held in the Stock Unit Account as of the close of business on the record date for such dividend divided by the fair market value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the Participant's Stock Unit Account.

     7.8 Plan Benefits.  If subsequent to an election under Article VI or
Article VII, the Committee determines that a Participant has been or will be denied any benefit contemplated under this Plan due to an interpretation of the Internal Revenue Code of 1986 or otherwise, the Committee shall, in its discretion, and subject to applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, make whole such Participant by such means as it deems necessary or appropriate.

                                 ARTICLE VIII
                      SETTLEMENT OF CASH AND STOCK UNITS

     8.1 Settlement of Account. The Company will settle a Participant's Cash Unit Account and/or Stock Unit Account in the manner described in this Article VIII as soon as administratively feasible following such Participant's Termination of Service.

     8.2 Payment Options. Each Participant's Cash Unit Account shall be settled by delivering to the Participant (or his or her beneficiary) the dollar amount equal to the number of Cash Units then credited to the Participant's Cash Unit Account. Each Participant's Stock Unit Account shall be settled by delivering to the Participant (or his or her beneficiary) the number of Shares (subject to adjustment in number or kind in accordance with Article XI) equal to the number of whole Stock Units then credited to the Participant's Stock Unit Account.
Such Accounts may be settled in either (a) a lump sum or (b) substantially equal annual installments over a period not to exceed ten years. Elections filed pursuant to Section 7.3 shall specify the manner of payment upon settlement (i.e., the lump sum or installment payment option). Cash may be paid in lieu of fractional Shares otherwise payable in any lump sum or installment distribution.

     8.3 Continuation of Interest Equivalents. If payment of Cash Units is deferred and paid in installments, the Participant's Cash Unit Account shall continue to be credited with interest equivalents as provided in Section 7.5.

     8.4 Continuation of Dividend Equivalents. If payment of Stock Units is deferred and paid in installments, the Participant's Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section 7.7.

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     8.5 In Kind Dividends.  If any "in kind" dividends are credited to the
Participant's Stock Unit Account under Section 7.7, such dividends shall be payable to the Participant in full on the date of the first distribution of Shares under Section 8.2.



                                   ARTICLE IX
                                UNFUNDED STATUS

     The interest of each Participant in any Fees deferred under the Plan (and any Cash Units, Cash Unit Account, Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Cash Unit Accounts, Cash Units credited thereto, Stock Unit Accounts and Stock Units (and, if any, "in kind" dividends) credited thereto, shall at all times be maintained by or on behalf of the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.


                                   ARTICLE X
                           DESIGNATION OF BENEFICIARY

     Each Participant may designate, on a form provided by or otherwise satisfactory to the Committee, one or more beneficiaries to receive the cash or Shares described in Section 8.2 in the event of such Participant's death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant's death.


                                   ARTICLE XI
                             ADJUSTMENT PROVISIONS

     In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, or similar corporate transaction or event affects Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of Participants' rights under the Plan, then the Committee will, in a manner that is proportionate to the effect on the Shares and is otherwise equitable, adjust the number and/or kind of Shares (and/or substitute in place thereof cash or other consideration) to be issued in lieu of cash compensation under Article VI or delivered upon settlement of Stock Unit Accounts under Article VIII.


                                  ARTICLE XII
                               GENERAL PROVISIONS

     13.1 No Right to Continue as an Outside Director. Nothing contained in the Plan shall be deemed to confer upon any Participant any right to continue to serve as an Outside Director.

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     13.2 Changes to the Plan.  The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company's shareholders if, when and to the extent such shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board in its discretion determines to seek such shareholder approval.

     13.3 Consideration. The consideration for Shares issued or delivered in lieu of payment of Fees will be the Outside Director's service during the period to which the Fees paid in the form of Shares related.

     13.4 Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act any other federal or state securities or other law or regulation, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other contractual obligation of the Company, until the Company is satisfied that such laws, regulations, requirements and other obligations have been complied with in full.
Certificates representing Shares delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, requirements and other obligations, including any requirement that a legend or legends be placed thereon.

     13.5 Limitations on Transferability. Cash Units, Stock Units and any other right under the Plan (including rights that may constitute a "derivative security" as generally defined in Rule 16a-1(c) under the Exchange Act) may not be anticipated, assigned (either at law or in equity), alienated, pledged, mortgaged, hypothecated, subject to attachment, garnishment, levy, execution or other legal or equitable process or otherwise encumbered, and shall not be subject to the claims of creditors of the Participant or his or her beneficiaries.

     13.6 Governing Law. The validity, construction, and effect of the Plan and all rights hereunder will be determined in accordance with the laws of the State of Delaware.

     13.7 Plan Termination. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.

     13.8 Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

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                                 ELECTION FORM

                                PURSUANT TO THE

                         VOLUNTARY RETAINER STOCK AND
                        DEFERRED COMPENSATION PLAN FOR
                               OUTSIDE DIRECTORS


           Capitalized terms used herein are as defined in the Plan


     ELECTION OF STOCK. I hereby elect that the following percentage of Fees payable to me shall be paid to me in the form of Common Stock pursuant to the Plan.

                                 _____ %    (in increments of 25%)

     [The percentage of Fees elected to be payable in the form of Common Stock is not subject to deferral]

     DEFERRAL OF FEES. I hereby elect that the following percentage of Fees payable to me shall be deferred and credited to my Cash Account pursuant to the
Plan:


                                 _____ %    (in increments of 25%)


     I hereby elect that the following percentage of Fees payable to me shall be deferred and credited to my Stock Unit Account pursuant to the Plan:

                                 _____ %    (in increments of 25%)


     PAYMENT OPTION. I hereby specify that the manner of payment upon settlement of my Cash and Stock Unit Accounts shall be as follows:


 Check one:   [_] Lump sum     [_] Equal installments for ___ years (maximum of
                                   ten years)

     I understand that the election of stock, election to defer and manner of payment specified above are irrevocable, and shall continue for future years' Fees unless revoked or changed in writing in accordance with the Plan. To be effective, revocations or changes for any future year's Fees must be filed with the Secretary at least 30 days prior to such year.


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Participant's signature


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Print name

Date:                          , 199
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